UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 10, 2006
Date of Report (Date of earliest event reported)

FIRST INDUSTRIAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)

(312) 344-4300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/ /	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
/ /	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
/ /	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
/ /	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2006, First Industrial Realty Trust, Inc. (the “Company”) and First Industrial, L.P. (the “Operating Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with Wachovia Capital Markets, LLC, Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters and as representatives of several other underwriters listed therein (collectively, the “Underwriters”) pursuant to which the Company agreed to issue, and the Underwriters agreed to purchase, 6,000,000 Depositary Shares (the “Depositary Shares”), each representing 1/10,000 of a share of the Company’s 7.25% Series J Cumulative Redeemable Preferred Stock (the “Preferred Shares”), $.01 par value, in a public offering at an offering price of $25.00 per Depositary Share. The proportionate liquidation preference of each Depositary Share is $25.00. The offering of the Depositary Shares was consummated on January 13, 2006 and the proceeds therefrom were used in connection with the redemption of all of the outstanding shares of the Company’s Series I Flexible Cumulative Redeemable Preferred Stock (the “Series I Preferred Stock”).

Dividends on the Preferred Shares represented by the Depositary Shares will be cumulative from (and including) the date of original issuance and will be payable quarterly in arrears, commencing on March 31, 2006, at the rate of 7.25% of the liquidation preference per year (equivalent to $1.8125 per Depositary Share per year). However, during any period that both (i) the Depositary Shares are not listed on the New York Stock Exchange (“NYSE”) or the American Stock Exchange (“AMEX”), or quoted on the National Association of Securities Dealers Automatic Quotation System (“NASDAQ”), and (ii) the Company is not subject to the reporting requirements of the Securities and Exchange Act of 1934 (the “Exchange Act”), but the Preferred Shares are outstanding, the Company will increase the cash dividend payable on the Preferred Shares to a rate of 8.25% of the liquidation preference per year (equivalent to $2.0625 per Depositary Share per year).

If at any time both (i) the Depositary Shares cease to be listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) the Company ceases to be subject to the reporting requirements of the Exchange Act, but the Preferred Shares are outstanding, then the Preferred Shares will be redeemable in whole but not in part at the Company’s option, within 90 days of the date upon which the Depositary Shares cease to be listed and the Company ceases to be subject to such reporting requirements, at a cash redemption price of $250,000 per Preferred Share (equivalent to $25.00 per Depositary Share), plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

Except as set forth above and in limited circumstances relating to the Company’s qualification as a real estate investment trust, the Preferred Shares will not be redeemable prior to January 15, 2011. On and after January 15, 2011, at any time and from time to time the Preferred Shares (and, therefore the Depositary Shares) will be redeemable in whole or in part at the Company’s option, at a cash redemption price of $250,000 per Preferred Share (equivalent to $25.00 per Depositary Share), plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

Affiliates of two of the underwriters in the offering of the Preferred Shares, Wachovia Capital Markets, LLC, and J.P. Morgan Securities Inc., are lenders under the Operating Partnership’s $500 million credit facility. An affiliate of Wachovia Capital Markets, LLC was the sole purchaser of the Company's Series I Preferred Stock in November 2005. Net proceeds from the sale of the Depositary Shares, together with the net proceeds from the Company’s recent sale of its common shares and the Operating Partnership’s notes, have been used for the repayment of borrowings under the Operating Partnership’s credit facilities, the acquisition and development of additional properties, the redemption of shares of the Series I Preferred Stock (as described in Item 8.01 below) and/or for general corporate purposes and, in the case of repayment of borrowings under the Operating Partnership’s credit facilities and redemption of the Series I Preferred Stock, affiliates of certain of the underwriters as described above received proceeds of the offerings.

Copies of the Underwriting Agreement, the Articles Supplementary for the Preferred Shares, the Deposit Agreement relating to the Depositary Shares, and the Tenth Amended and Restated Partnership Agreement of the Operating Partnership are filed as Exhibits 1.1, 4.1, 10.1 and 10.2 hereto, respectively, and are incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an
Obligation under an Off-Balance Sheet Arrangement of Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events

On January 13, 2006, the Company used the proceeds of the offering of the Preferred Shares described in Item 1.01 in connection with the redemption of all of the outstanding shares of the Company’s Series I Preferred Stock.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
1.1
Underwriting Agreement dated January 10, 2006 among the Company, the Operating Partnership, Wachovia Capital Markets, LLC, Credit Suisse First Boston LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters and as representatives of several other underwriters listed therein

4.1	Articles Supplementary dated January 12, 2006 relating to the Preferred Shares
10.1
Deposit Agreement dated as of January 13, 2006 by and among First Industrial Realty Trust, Inc., Computershare Shareholder Services, Inc. and Computershare Trust Company, N.A. and holders from time to time of Series J Depositary Receipts

10.2	Tenth Amended and Restated Partnership Agreement of First Industrial, L.P. dated January 13, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.
By: /s/ Scott A. Musil
Name: Scott A. Musil Title: Sr. Vice President, Controller, Treasurer and Asst. Secretary

Date: January 17, 2006